Exhibit 99.2

PECO Energy Company
Ratio of Earnings to Fixed Charges
(Amounts in million of dollars)

	1999	2000	2001	2002	2003
Pre-tax income from continuing operations before adjustment for income or loss from equity investees	$977	$751	$622	$745	$726
Plus: Amortization of capitalized interest (a)	—	—	—	—	—
(Income) or loss from equity investees	38	41	—	(1)	—
Less: Interest capitalized	4	2	2	1	1
Preference security dividend requirements of consolidated subsidiaries	—	—	—	—	—

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest or AFUDC	$1,011	$790	$620	$743	$725

Fixed charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	$396	$463	$413	$370	$324
Interest component of rental expense	3	1	1	2	2
Preference security dividend requirements of consolidated subsidiaries	21	8	10	10	8

Total fixed charges	$420	$472	$424	$382	$334

Pre-tax income from continuing operations after adjustment for income or loss from equity investees plus fixed charges	$1,431	$1,262	$1,044	$1,125	$1,059

Ratio of earnings to fixed charges	3.41	2.67	2.46	2.94	3.17

(a)	not included pursuant to Section 503 (d)1(C ) of Regulation S-K.